Exhibit 2.2

FIRST AMENDMENT TO COMBINATION AGREEMENT

THIS FIRST AMENDMENT TO COMBINATION AGREEMENT (this “Amendment”), dated as of July 17, 2019, is entered into among Archie Bennett, Jr. and Monty J. Bennett (collectively, the “Bennetts”); Remington Holdings, L.P., a Delaware limited partnership (“Remington”); Remington Holdings GP, LLC, a Delaware limited liability company and the general partner of Remington (the “General Partner”); MJB Investments, LP (“MJB Investments”); Ashford Inc., a Maryland corporation (“AINC”); James L. Cowen (“Cowen”); Jeremy J. Welter (“Welter”); Ashford Nevada Holding Corp., a Nevada corporation and wholly owned Subsidiary of AINC (“New Holdco”); and Ashford Merger Sub Inc., a Maryland corporation and wholly owned Subsidiary of New Holdco (“Merger Sub,” and together with the other signatories hereto, collectively, the “Parties”).  Capitalized terms used in this Amendment have the meanings given such terms in Article I of the Original Agreement (as hereinafter defined) or in the applicable Section cross referenced in Article I of the Original Agreement.

PRELIMINARY STATEMENTS

A.                                    The Parties previously entered into that certain Combination Agreement, dated May 31, 2019 (the “Original Agreement”).

B.                                    Exhibit A to the Original Agreement sets forth the form of an Investor Rights Agreement that is to be executed and delivered at Closing.

C.                                    The Parties desire to amend the Investor Rights Agreement upon the terms and conditions contained in this Amendment.

THEREFORE, the Parties intending to be legally bound agree as follows:

1.                                      Amendment.  In the third sentence of Section 3.02(b) of the Investor Rights Agreement, the word “inclusive” is hereby changed to the word “exclusive” and the phrase “(including as hereinafter further provided in the next succeeding sentence)” is hereby deleted. For the avoidance of doubt, Annex 1 to this Amendment shows the intended changes in a computer-marked format.

2.                                      Miscellaneous.

(a)  Except as modified by this Amendment, no other changes or modifications to the Original Agreement are intended or implied.  The Original Agreement and this Amendment shall be read and construed as one agreement.

(b)                                 This Amendment shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns.

(c)                                  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.  When counterparts have been executed by all Parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document, and copies of such documents shall be deemed valid as originals.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed to be effective as of the date first written above.

/s/ Archie Bennett, Jr.
Archie Bennett, Jr.

/s/ Monty J. Bennett
Monty J. Bennett

REMINGTON HOLDINGS, L.P.

By: Remington Holdings GP, LLC, its general partner

By:	/s/ Archie Bennett, Jr.
Name:	Archie Bennett, Jr.
Title:	Member

By:	/s/ Monty J. Bennett
Name:	Monty J. Bennett
Title:	Member

REMINGTON HOLDINGS GP, LLC

By:	/s/ Archie Bennett, Jr.
Name:	Archie Bennett, Jr.
Title:	Member

By:	/s/ Monty J. Bennett
Name:	Monty J. Bennett
Title:	Member

ASHFORD INC.

By:	/s/ Robert G. Haiman
Name:	Robert G. Haiman
Title:	EVP & General Counsel

ASHFORD NEVADA HOLDING CORP.

By:	/s/ Robert G. Haiman
Name:	Robert G. Haiman
Title:	EVP & General Counsel

ASHFORD MERGER SUB INC.

By:	/s/ Robert G. Haiman
Name:	Robert G. Haiman
Title:	EVP & General Counsel

MJB INVESTMENTS, LP

By: MJB Investments GP, LLC, its general partner

By:	/s/ Monty J. Bennett
Name:	Monty J. Bennett
Title:	Sole Member

/s/ James L. Cowen
James L. Cowen

/s/ Jeremy J. Welter
Jeremy J. Welter

ANNEX 1

REVISIONS TO INVESTOR RIGHTS AGREEMENT

[see attached page]

except as provided in this Section 3.02(b).  If, prior to August 8, 2023, the combined voting power of the Reference Shares of the Company exceeds forty percent (40.0%) (plus the combined voting power of any Company Common Stock acquired by any Covered Investor in an arm’s length transaction after the date of this Agreement from a Person other than the Company or a Subsidiary of the Company, including through open market purchases, privately negotiated transactions or any distributions of Company Common Stock by either of Ashford Hospitality Trust, Inc. or Braemar Hotels & Resorts, Inc., to its respective stockholders pro rata) of the combined voting power of all of the outstanding voting securities of the Company entitled to vote on any given matter, then Reference Shares of the Company representing voting power equal to such excess will be deemed to be “Company Cleansed Shares” under this Agreement. The Covered Investors irrevocably agree with the Company that, with respect to the Company Cleansed Shares, they will vote, or cause to be voted, out of the Covered Investors’ Sole Voting Shares of the Company, shares constituting voting power equal to the voting power of the Company Cleansed Shares in the same proportion as the holders of such class or series of voting securities of the Company vote their shares with respect to such matters, exclusive~~inclusive~~ of the Reference Shares of the Company voted by the Covered Investors ~~(including as hereinafter further provided in the next succeeding sentence)~~; provided, that the foregoing restriction may be waived by a majority of the Disinterested Directors. The Covered Investors also irrevocably agree solely amongst themselves that the total number of votes attributable to the Non-Cleansed Shares will be proportionately allocated among each Covered Investor based on a percentage, the numerator of which is the number of Reference Shares held by such Covered Investor, and the denominator of which is the total number of Reference Shares held by all Covered Investors in the aggregate. Each Covered Investor hereby irrevocably grants: (i) to the Company or its designee with respect to the voting agreement referenced in the second immediately preceding sentence; and (ii) to each other Covered Investor or its designee with respect to the voting agreement referenced in the immediately preceding sentence, a proxy with full power of substitution and resubstitution, which is coupled with an interest, during the term of this Agreement, to vote and give or withhold consent on behalf and in the name of such Covered Investor in order to effect the terms of Sections 3.02(a) and (b), and the Company and the Covered Investors, as applicable, each covenant to cause any such designee to carry into effect the terms of this Agreement.

(c)                                  The Covered Investors hereby revoke any and all other proxies and voting agreements, other than any voting agreement between Archie Bennett, Jr. and Monty J. Bennett (which will nonetheless be subject to the terms of this Agreement), given by the Covered Investors with respect to Company Common Stock or Company Preferred Stock Beneficially Owned by them and will cause their Affiliates to revoke any and all proxies and voting agreements, other than